Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: W. Anderson Geater
866.4 ORIGEN

Origen Financial Announces Second Quarter Results

     SOUTHFIELD, MI. (August 3, 2004) — Origen Financial, Inc. (“Origen”) (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured home loans, today announced net income of $1.7 million, or $0.08 per share on a fully-diluted basis, for its second quarter ended June 30, 2004, compared with a net loss of $6.5 million by Origen’s predecessor for the second quarter of 2003.

Financial Highlights

Total revenue for the second quarter 2004 increased 68% to $13.3 million versus $7.9 million for the second quarter of 2003. For the second quarter 2004, Origen’s interest income was $10.3 million, as compared to $5.5 million for the second quarter of 2003, an increase of 87%. This increase was primarily attributable to an increase in the owned loan portfolio size from second quarter 2003 to second quarter 2004. Interest expense for the second quarter 2004 was $3.3 million as compared to $4.5 million for the second quarter 2003, despite the fact that average borrowings were greater during the second quarter 2003. The decrease of 27% was attributable to substantially lower average interest rates on borrowings period to period.

Non-interest income totaled $3.0 million for the second quarter 2004 as compared to $2.4 million for the second quarter 2003, an increase of 25%. Such increased income consisted primarily of fees from loan servicing activities.

Non-interest expenses, which include operating expenses and general and administrative expenses, were $6.8 million for the second quarter 2004, compared to $7.4 million for the second quarter of 2003, a decrease of 8%. Such decrease was primarily attributable to a reduction in professional fees between the periods compared.

“We are pleased with our second quarter results,” said Ronald A. Klein, Origen’s Chief Executive Officer. “While industry shipments are down 5% for the year, our origination volume was up significantly at 43% ahead of second quarter 2003 and 37% ahead of first quarter 2004. The credit quality of our loan originations continues to be strong, and our loans continue to perform well. In fact, we began receiving cash flow from our 2004-A securitization a month ahead of schedule, reflecting our higher credit quality. However, we continue to experience higher than originally anticipated delinquencies on our pre-2002 loan originations due to the poorer credit quality of those loans.”

Highlights for the Quarter

•	Net loan portfolio (“owned portfolio”) increased 24% to $455.8 million at June 30, 2004 from $368.5 million at June 30, 2003.

•	Loan production for second quarter 2004 increased by 43% to $60.4 million compared to second quarter 2003 production of $42.3 million.

•	On May 6, 2004, Origen completed an initial public offering of 8,000,000 shares of common stock at $8.00 per share, for a total offering of $64 million.

•	Origen announced on June 4, 2004, a first quarter dividend payment of $656,000, or $0.04 per share outstanding at the record date of March 16, 2004. The dividend was paid on June 8, 2004.

•	On June 9, 2004, underwriters for Origen’s initial public offering purchased an additional 625,900 shares of common stock at the initial offering price of $8.00 per share pursuant to an over-allotment option granted to the underwriters in connection with the offering. The resulting gross proceeds were approximately $5 million.

•	Origen was named National Lender of the Year by the Manufactured Housing Institute.

•	Affordable Residential Communities (“ARC”) selected Origen as loan originator and servicer.

Portfolio Performance

Loans 60+ days delinquent were 1.96% of the owned portfolio at June 30, 2004, compared to 2.34% at June 30, 2003. The allowance for general loan losses increased to $4.5 million at June 30, 2004 from $2.9 million at June 30, 2003. Origen charged off $1.2 million to the general loan loss reserve and $1.1 million against the loan recourse reserve for the second quarter 2004. Additionally, Origen made a $1.5 million provision for general loan losses during the quarter. Origen continues to experience lower delinquencies for loans originated in 2002 and later, as compared to loans originated in 2000 and 2001.

Recent Developments

On July 22, 2004 Origen declared a dividend of $0.06 per common share payable to holders of record as of August 2, 2004.

In May 2004, Chase Home Finance-Manufactured Housing (“Chase”) announced they were exiting the manufactured housing lending business. As Chase funded out their pipeline through the end of June, Origen’s volume was negatively impacted. Origen did receive a large increase in loan applications, as many loan sources moved to find a replacement lender for Chase.

Origen hired 10 former Chase associates, the majority of whom started work with Origen on July 6, 2004. Klein said, “While this will impact G&A expense in the short term, as our new associates bring their loan sources on line, we believe their hiring will lead to increased loan originations for the balance of this year. We are thrilled to welcome our newest associates to Origen. They bring with them great skill, professionalism, business relationships and integrity that fits the Origen culture and will mesh well with our existing high quality team. Their decision to join Origen’s team further validates our position as a leader in the manufactured housing industry”.

About Origen

     Origen is an internally managed and internally advised company that has elected to be taxed as a REIT. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.

     This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Origen’s control and could materially affect actual results, performance or achievements. Registration statements relating to Origen’s securities have been filed with and declared effective by the Securities and Exchange Commission. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy Origen’s securities. For more information about Origen, visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share data)

ASSETS
	(Unaudited)
	June 30,	December 31,
	2004	2003
Assets
Cash and Equivalents	$14,540	$6,926
Restricted Cash	6,531	6,017
Investment Securities	34,658	—
Loans Receivable	455,816	368,509
Premises & Equipment	2,268	2,476
Goodwill	32,277	32,277
Other Assets	27,043	28,337

Total Assets	$573,133	$444,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Warehouse Financing	$152,543	$—
Securitization Financing	183,406	273,404
Note Payable	—	4,037
Loan Recourse Liability	5,678	8,740
Other Liabilities	13,859	15,572

Total Liabilities	355,486	301,753

Equity
Common Stock	251	152
Preferred Stock	125	—
Additional Paid-in Capital	218,714	143,289
Deferred Compensation Restricted Stock	(3,561)	(1,114)
Other Comprehensive Income	—	(20)
Retained Earnings	2,118	482

Total Equity	217,647	142,789

Total Liabilities and Equity	$573,133	$444,542

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Quarter	Quarter
	Ended	Ended
	June, 30	June, 30
	2004	2003
Interest Income
Total Interest Income	$10,294	$5,501
Total Interest Expense	3,296	4,509

Net Interest Income Before Losses	6,998	992
Provision for Loan and Recourse Losses	1,531	1,214

Net Interest Income After Losses	5,467	(222)
Non-interest Income	3,014	2,409
Adjustment in Value of Retained Interests in Loans Sold	—	(1,280)
Non-interest Expenses:
Total Personnel	4,915	4,812
Total Loan Origination & Servicing	246	298
State Taxes	73	5
Total Other Operating	1,578	2,324

Total Non-interest Expenses	6,812	7,439

Net Income (Loss)	$1,669	$(6,532)

Common Shares Outstanding	25,118,400	N/A

Weighted Average Common Shares Outstanding, Diluted	20,891,669	N/A

Earnings Per Share on Basic and Diluted Average Shares Outstanding	$0.08	N/A